AGREEMENT OF
LIMITED PARTNERSHIP

OF

FOSSIL PARTNERS,  L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP is made and entered into to be as of the 31st day of August, 1994 (the “Effective Date”), by and between FOSSIL, INC., a Delaware corporation, as general partner (the “General Partner”) and FOSSIL TRUST a Delaware business trust, as limited partner (the “Limited Partner”).

WITNESSETH:

WHEREAS, the parties desire to associate themselves herein; and

WHEREAS. the parties desire to set forth their understandings with respect to the foregoing.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms defined in this Article I shall have the following meanings for purposes of this Agreement, unless the context otherwise specifies or requires a different meaning.

1.1 “Act” means the Texas Uniform Limited Partnership Act, V.A.T.S. art 6132a-1, as amended from time to time.

1.2 “Adjusted Capital Account Deficit” means, with respect to any Partners, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts that such Person is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-1T(b)(4)(iv)(f) and  1.704-1T(h)(4)(iv)(h)(5) of the Regulations; and

(b)           Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.3     “Adjusted Capital Contributions” means, as of any day, a Partner’s Capital Contributions,  adjusted as follows:

(a) Increased by the amount of any Partnership liabilities that, in connection with distributions pursuant to Sections 5.4 and 13.2 hereof, are assumed by such Partner or are secured by any Partnership Property distributed to such Partner;

(b)           Increased by any amounts actually paid by such Partner to any Partnership lender, and

(c)           Reduced by the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to Sections 5.4, 5.6 and 13.2(c) hereof and the amount of any liabilities of such Partner assumed by the Partner or that are secured by any property contributed by such Partner to the Partnership.

In the event any Partner transfers all or any portion of its Interest in accordance with the terms Agreement, its transferee shall succeed to the Adjusted Capital Contribution of the to the extent it relates to the transferred Interest in the Partnership.

1.4        “Affiliate” means, with respect to any Person, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person. As used herein, the term “control” means the possession, directly of indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.5        “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time. Words such as “herein,” “hereinafter, “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

1.6        “Bankruptcy” of a Partner shall mean: (i) the filing by such Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or such Partner filing an answer consenting to or acquiescing in any such petition; (ii) the making by such

Partner of any assignment for the benefit of its creditors; or (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of such Partner or an involuntary seeking liquidation, reorganization, arrangement or readjustment of its debt under any other federal or state insolvency law, provided that the same shall not have been vacated, set staved within such 60-day period.

1.7        “Capital Account” means the capital account maintained for a Partner :0 Section 4.6.

1.8        “Capital Contribution” or “Contribution” means, with respect to any the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Partnership with respect to the Interest in the Partnership held by such Person.                The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Partnership by the maker of the note shall not be m the Capital Account of any Person until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Regulations.

1.9        “Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor thereto and applicable Regulations thereunder.

1.10      “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation. amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that in the federal income tax depreciation, amortization. or other cost recovery deduction for such year is zero. Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

1 ..11     “Entity” means any corporation, association, partnership, joint venture, estate or other organization.

1.12      “General Partner” means Fossil, Inc., or any other Person that becomes partner of the Partnership pursuant to the terms of this Agreement. “General Partners” shall mean all such Persons.

1.13      “Gross Asset Value” means. with respect to any asset, the asset’s adjusted basis for federal income tax purposes. except as follows:

(a)           The initial Gross Asset Value of any assets contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(b)           The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership in any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an Interest in the Partnership; (iii) the transfer of an Interest in the Partnership, whether by sale, gift, or otherwise, to a Person, whether it is a new or existing Partner; (iv) a distribution by the Partnership pursuant to section 5.4 hereof; and (v) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (i) through (iv) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership:

(c)           The Gross Asset Value of any Partnership Property distributed to any Partner shall be the gross fair market value of such Property on the date of distribution; and

(d)           The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments ire taken into account in determining Capital Accounts pursuant to Section a 7()4-1(b)(2)(iv)(m) of the Regulations and Section 5.3(i) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.13 to the extent the General Partner determines that an adjustment pursuant to Section 1.13(b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in .n adjustment pursuant to this Section 1.13.

If the Gross Asset Values of an asset has been determined or adjusted pursuant to Section 1.13(a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the : 7~pm.mation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.14      “Limited Partner” means Fossil Trust any person or entity that is or becomes a limited partner of the Partnership pursuant to the terms of this Agreement. “Limited Partners” shall mean all such Persons.

1.15         “Net Cash From Operations” means the gross cash proceeds from Partnership operations, less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner. “Net Cash From Operations” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

1.16         “Net Cash From Sales or Refinancings” means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Property, less any portion thereof used to establish reserves, all as determined by General Partner. “Net Cash From Sales or Refinancings” shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions (other than in the ordinary course of business) of Partnership Property.

1.17         “Nonrecourse Deductions” has the meaning set forth in Section 1.704-T(b)(4)(iv)(b) of the Regulations.The amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Section 1.704-1T(b)(4)(iv)(b) of the Regulations.

1.18         “Nonrecourse Liability” has the meaning set forth in Section “ -1 .704-1T(b)(4)(iv)(k)(3) of the Regulations.

1.19         “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with 1,7 04-1T(b)(4)(iv)(h) of the Regulations.

1.20         “Partner Nonrecourse Debt” has the meaning set forth in Section T(b)(4)(iv)(k)(4) of the Regulations.

1.21         “Partner Nonrecourse Deductions” has the meaning set forth in Section1.704-1T(b)(4)(iv)(h)(3) of the Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the excess, if any of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Section 1.704-1T(b)(4)(iv)(h)(3) of the Regulations.

1.22         “Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners. All references in this Agreement to a majority in interest of the partners shall mean Partners (or Partners within such classification, as the case may be) who are entitled to an allocation of more than 50% of any Profits at such point in time pursuant to Section 5.1 thereof.

1.23         “Partnership” means the partnership formed by this Agreement of Limited Partnership, and the partnership continuing the business of this Partnership in the event of dissolition as herein provided.

1.24         “Partnership Interest” or “Interest” means the ownership interest of a .r in the Partnership including any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

1.25         “Partnership Minimum Gain” has the meaning set forth in Section 1.704-1T(b)(4)(iv)(a)(2) and 1.704-1T(b)(4)(iv)(c) of the Regulations.

1.26         “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.26 shall be added to such taxable income or loss;

(b)           Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Section 1.704-1(b)(2)(iv)(1) of the Regulations and not otherwise taken into amount in computing Profits or Losses pursuant to this Section 1.26, shall be subtracted from such taxable income or loss:

(c)           In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to Section 1.13(b) or Section 1.13(c) hereof, the amount of such 4idiustment shall be taken into account as gain or loss from the disposition of such Property for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)           In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.10 hereof; and

(f)            Notwithstanding any other provision of this Section 1.26, any items that are specially allocated pursuant to Section 5.3 hereof shall not be taken into account ,n computing Profits or Losses.

1.27         “Property means all real and personal property, fixtures, equipment, intangible property and other assets, and interests in all of the foregoing, now or hereafter acquired by the Partnership and any improvements or additions thereto.

1.28         “Regulations” means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.29         “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer sell. pledge, hypothecate, gift or otherwise dispose of.

ARTICLE II

ORGANIZATION

2.1           Formation. The Partners hereby form the Partnership pursuant to the provision of the Act and the terms and conditions of this Agreement. The General Partner has all he rights and duties of a “general partner” under the Act and this Agreement, and the Limited Partner has all of the rights and duties of a “limited partner” under the Act and this Agreement.

2.2           Name and Principal Office. The name of the Partnership shall be “Fossil Partners, L.P.”, or such other name as the Partners shall hereafter agree upon. All assets of Partnership shall be held in such name (and not in the name of any Partner), and all business and affairs of the Partnership shall be conducted under such name, or under any name licensed for use by the Partnership by the General Partner.    The principal office of the Partnership shall be at the business mailing address and street address of the General Partner, to wit: 2280 N. Greenville, Richardson, Texas 75082-4412, or such other place as the General Partner may from time to time designate. In addition, the General Partner may establish and maintain such other offices and places of business within and without the State of as it may from time to time determine.

2.3           Registered Agent. The name of the Partnership’s registered agent for services of process is T.R. Tunnell. Vice President, Secretary and General Counsel, of Fossil, Inc., or any successor as appointed by the General Partner. The address of the registered agent and the address of the registered office is 2280 N. Greenville, Richardson, Texas 75082.

2.4           Filings; Certificate of Limited Partnership.

(a)           The General Partner shall execute and cause the Certificate of Limited Partnership described in the Act (the “Certificate”) to be filed with the Secretary of State of Texas as required by Section 2.5 of this Agreement and the provisions of the Act and shall execute and cause to be filed, recorded and/or published such other certificates or documents with the appropriate authorities of the State of Texas as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation, continuation, registration and/or operation of a limited partnership in any state in which the Limited Partnership has elected or may elect to do business. Pursuant to Article III hereof, the Partnership has elected to do business in the State of Texas. The General Partner shall execute such fictitious name registrations as are required by law with regard to the use of the name of the Partnership. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a “limited partnership,” its Limited Partner as a “limited partner” and its General Partner as a “general partner” under the Act and the laws of the State of Texas or any other state in which the Partnership has elected elect to do business.

(b)           To the extent that the General Partner determines such action to be reasonable and necessary or appropriate, the General Partner shall execute and file amendments to the Certificate and do all the things to maintain the Partnership as a limited partnership under the Act and other applicable laws of the State of Texas or any other state in which the Partnership has elected or may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate tiled with the Secretary of State of Texas and from any other certificates or documents filed in any other state in order to register and/or qualify the to do business therein. and from all amendments thereto, any information, including, without limitation, the name and address of the Limited Partner and information relating to the Contributions and shares of Profits and Losses and compensation of the General Partner. Subject to the terms of Section 7.3, the General Partner shall not be required to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto the Limited Partner.

(c)        To the extent that the General Partner determines such action to be and necessary or appropriate, the General Partner shall cause a certified copy of the Certificate and any amendments thereto to be recorded in the office of the county recorder in every county in which the Partnership owns real property.

(d)        Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person selected pursuant to Section 13.2 thereof) shall promptly execute and cause to be filed certificates of dissolution and/or certificates of cancellation in accordance with the Act and the law of any other states or jurisdictions in which the Partnership has filed a Certificate or has registered and/or qualified to do business therein.

2.5           Term.  The existence of the Partnership as a limited partnership shall commence on the date the Certificate is filed in the office of the Secretary of State of Texas in accordance with the Act, or such other office as is appropriate under applicable state law, and shall continue until the winding up and liquidation of the Partnership and its business and affairs following Liquidating Event, as provided in Article XIII hereof.

2.6           Independent Activities. The General Partner and the Limited Partner may, notwithstanding this Agreement, engage in whatever activities they choose, whether. the same or as competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in such activities or require any Partner to permit the Partnership or any Partner to participate in any such activities and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

ARTICLE III

PURPOSE

3.1           Business Purpose.  The purpose of the Partnership shall be to engage in the business of manufacturing, marketing, developing and distributing fashion watches and other fashion accessories in the United States and other international markets, and to do all other things necessary, appropriate or advisable in connection with such purposes. The Partnership may also conduct such other business or businesses or activity or activities: (a) in Texas as are under the Act and other laws of the State of Texas and (b) in any other state where the Partnership has properly registered and/or qualified to do business as are lawful under the Act other laws of Texas and such other state.

3.2           Powers. The Partnership shall have such powers as are necessary or appropriate to carry out the purposes of the Partnership, including, without limitation:

(a)           to have and maintain one or more offices within or without the State of Texas and, in connection therewith, to do such acts and things and incur such expenses as may be necessary or advisable in connection with the maintenance of such office or offices and the conduct of the business and affairs of the Partnership;

(b)           to open, maintain and close accounts with one or more banks or other financial institutions, and to draw checks and other orders for the payment of money;

(c)           to guarantee on a non-recourse basis borrowings of the Partners used to acquire Property for the Partnership, and, in connection therewith, to pledge and grant security interests in Partnership Property;

(d)           to borrow money in furtherance of the purposes set forth in Section 3.1 hereof, and to secure the payment of such borrowing or other obligations of the Partnership by the pledge of, or the grant of security interests in, all or part of the Property of the Partnership;

(e)           to enter into, make and perform all such contracts, agreements and other undertakings as may be necessary, advisable or incident to the carrying out of the purpose set forth in Section 3.1 hereof; and

(f)            to engage in any other lawful act or activity that may be necessary or appropriate in the pursuance of the foregoing, including, without limitation, the retention of employees, agents, independent contractors, attorneys, accountants and investment counselors and the preparation and filing of all Partnership tax returns.

3.3           Limited Purpose. The Partnership shall be a limited partnership between the Partners solely and exclusively for the business purposes specified in Section 3.1, and this Agreement is not intended and shall not be deemed to create a partnership between the Partners with respect to any activities whatsoever other than the activities that are actually undertaken by the Partnership and that are within, or in pursuance of, the business purposes and powers of the Partnership as specified in Section 3.1 and Section 3.2.

3.4           Separate Business. The Partnership shall keep its business and affairs and all of its Property and operations separate and distinct from the business, affairs, assets and operation of the Partners and of any other Person or Entity in which any of them may be or interested.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1           Partners. On the Effective Date hereof, Fossil, Inc. (“Fossil”) shall to the Partnership on behalf of and in the name of Fossil, as General Partner, and Fossil Trust, as Limited Partner, respectively, those assets and property currently owned by Fossil, all as more fully described in that certain Conveyance Agreement, dated as of even date herewith, between the Partnership and Fossil (the “Conveyance Agreement”) in exchange for the issuance (i) to Fossil of a 1 % general partnership interest in the Partnership (“Fossil Partnership Interest”), and (ii) to Fossil Trust of a 99 % limited partnership interest in the Partnership (“Trust Interest”). From time to time thereafter as necessary, the General Partner shall make Capital Contributions to the Partnership in cash, check or other property, in an amount necessary to maintain the General Partner’s Capital Account balance at a level that equals Fossil Partnership Interest. Such cash shall be deposited in the Partnership’s accounts as soon as practicable after the amount thereof has been computed.

4.2           Additional Capital Contributions. No Partner shall be required to make additional Capital Contributions to the Partnership; however, the General Partner may permit any Partner to make one or more additional Capital Contributions to the Partnership at such times and in such amounts as the General Partner, in its absolute discretion, may determine.

4.3           Record of Contributions. The books and records of the Partnership shall include true and full information regarding the Capital Contributions by each Partner to the Partnership.

4.4           No Withdrawal of Interest. No Partner shall be entitled to demand or a return of any part of such Partner’s Capital Contribution or Capital Account, or to withdraw from the Partnership, without the consent of all Partners, except as otherwise provided in this Agreement. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive Property other than cash, except as may be specifically provided herein. No Partner shall be entitled to interest on any part of such Partner’s Capital Contribution or Capital Account at any time.

4.5           Capital Accounts. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Regulations. The initial Capital Account of each Partner is its respective Contribution set forth in Section 4.1 hereof. Such Capital Account shall be maintained in accordance with the following provisions:

(a)           To each Person’s Capital Account there shall be credited such Person’s Capital Contributions, such Person’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3 hereof, and the amount of any Partnership liabilities assumed by such Person or that are secured by any Property distributed to such Person.

(b)           To each Person’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3 hereof, and the amount of any liabilities of such Person assumed by the Partnership or that are secured by any property contributed by such Person to the Partnership.

(c)           In the event all or a portion of an Interest in the Partnership is transferred in accordance with the terms of this Agreement. the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(d)           In determining the amount of any liability for purposes of Sections 1.3(a), 1.3(c), 4.5(a) and 4.5(b) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or its Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on amounts distributable to any Person pursuant to Article XIII hereof upon the dissolution of the Partnership. The General Partner also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations; and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

4.6           Loans- Partnership Indebtedness.

(a)           Any Partner may make a loan to the Partnership in such amount, at such time and on such terms and conditions as may be approved by the General Partner; provided however, that the Partner may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the Partner’s financial abilities or guaranties) by unrelated lenders or comparable leans. No loan by any Partner to the Partnership shall be considered as a Contribution for any purpose. The Partnership shall not loan or advance funds to any Partner nor permit its Property to be pledged or hypothecated to secure the obligation of any Partner, except as provided in Section 3.2(b).

(b)           The Partnership shall from time to time arrange such loan or loans with such persons, firms or corporations as are willing to make the same at such rates, for such and upon such other terms and conditions as the General Partner shall approve, and the Partnership shall have the power and authority to incur such obligations and to execute such notes, pledges, security interests, conditional assignments of Partnership Property or other documents as shall be necessary or advisable in connection with said loan or loans. In the event guaranties of the General Partner are required in connection with any loan approved by the Partnership, the General Partner agrees to execute the same.

(c)           Except as otherwise provided by this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or other obligations of the Partnership. Except as provided by this Agreement, any other agreements among the Partners, or applicable a Limited Partner shall be liable only to make its Capital Contribution and shall not be required to lend any funds to the Partnership or, after its Capital Contribution has been paid, any additional Contributions to the Partnership or to guarantee Partnership debts, loans or other obligations.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1           Allocations of Profits and Losses.    After giving effect to the special allocations set forth in Sections 5.2 and 5.3 hereof, Profits and Losses for any fiscal year of the Partnership shall be allocated among the Partners in proportion to their respective Adjusted Contributions as of the first day of such fiscal year; provided, however, that if a Partner’s Adjusted Capital Contributions changes during any fiscal year, Profits and Losses for each month within such year shall be allocated among the Partners in proportion to the Adjusted Capital of each Partner as of the first day of such month, and each Partner’s share of Profits and Losses the fiscal year shall equal the sum of that Partner’s share of Profits and Losses for each month during such fiscal year.

5.2           Other Allocation Rules.

(a)           Except as otherwise provided in Section 5.1, for purposes of the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)           All allocations to the Partners pursuant to this Article V shall, as otherwise provided, be divided among them in proportion to the Partnership Interests hr each. In the event there is more than one General Partner, all such allocations to the General Partners shall be divided among them as they may agree.

(c)           Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, or credit, and any other allocations not otherwise provided for shall be divided among the General Partners and Limited Partners in the same proportions as they Share Profits or Losses, as the case may be, for the year.

(d)           The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes.

5.3           Tax Allocations.

The following special allocations shall be made in the following order, except as in Section 5.3(h) hereof:

(a)           Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of: (i) the portion of such Person’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-1T(b)(4)(iv)(f) of the Regulations, that is allocable to the disposition of Partnership Property subject to Nonrecourse Liabilities, determined in accordance with Section 1.704-1T(b)(4)(iv)(e) of the Regulations; or (ii) if such Person would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-1T(b)(4)(iv)(e) of the Regulations. This Section 5.3(a) is intended to comply with the “minimum gain chargeback” requirement in such Section of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 5.3(a) only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article V with respect to such fiscal year and without regard to any net decrease in Partner Minimum Gain during such fiscal year.

(b)           Notwithstanding any other provision of this Article V except Section 5.3(a), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-1T(b)(4)(iv)(h)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of: (i) the portion of such Person’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-1T(b)(4)(iv)(h)(5) of ,he Regulations, that is allocable to the disposition of Partnership Property subject to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-1T(b)(4)(iv)(h)(4) of the Regulations; or (ii) if such Person would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to -1,:iminate such Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated ,to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-1T(b)(4)(iv)(h)(4) of the Regulations. This Section 5.3(b) is intended to comply with the “partner minimum gain chargeback” requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 5.3(b), each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article V with respect to such fiscal year, other than allocations pursuant to Section 5.3(a) hereof.

(c)           In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1T(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.3 (c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all Other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in the Agreement. This Section 5.3(c) is intended to constitute a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)           In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of: (i) the amount such Partner is Obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences Of Sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5) of the Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that a “gross income allocation” pursuant to this Section 5.3(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.3 (c) hereof and this Section 3.3(d) were not in the Agreement.

(e)           Nonrecourse Deductions for any fiscal year or other period shall he specially allocated to the Partners in the ratios by which they would share in the Profits of the Partnership for such year.

(f)            Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-1T(h)(4)(iv)(h) of the Regulations.

(g)           To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner m which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(h)           The allocation set forth in Sections 5.3(a) through 5.3(g) hereof ,the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) of the Regulations.  The Partners understand and acknowledge that , he Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership Profits, Losses and distributions. These Regulatory Allocations shall be taken into account in allocating times of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of the other items and these Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. Accordingly, the General Partner shall have reasonable discretion. with respect to each fiscal year, to divide the Regulatory Allocations among he Partners in whatever order is made in any manner that is likely to minimize the above economic distortions.

(i)            In accordance with Section 704(c) of the Code thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.13 of this Agreement).

In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to Section 1.13(b) of this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.3(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(j)            It is the intention of the Partners that each Partner’s distributive share of Profits, Losses and other tax items be determined and allocated in accordance with this Article V to the extent permitted or required by Section 704(b) of the Code and the Regulations promulgated thereunder. Therefore, if the General Partner is advised by Counsel or accountants to the Partnership that the allocation provisions of this Agreement are unlikely to be respected for federal income tax purposes, the General Partner is granted the authority in Article XI to amend the allocation provisions of this Agreement, on advice of counsel or accountants, to the minimum extent necessary to effect the plan of allocations and distributions provided in this Agreement. The General Partner shall have the discretion to adopt such rules, conventions and procedures as it believes appropriate and/or advantageous with respect to the admission of Limited Partners to reflect the Partners’ Interests in the Partnership.

5.4           Distributions. Except as otherwise provided in Section 5.5, Section 5.6 and Article XIII hereof. Net Cash From Operations, if any, and Net Cash From Sales and Refinancings, if any, shall be distributed as follows:

(a)           When and as the General Partner, in its sole discretion shall decide, some or all of the Net Cash From Operations and/or some or all of the Net Cash from Sales and Refinancing shall be made to all Partners in amounts proportionate to their respective positive Capital Account balances and shall be in cash or in kind, or combination thereof, as the General Partner shall specify; or

(b)           When approved by a majority in interest of the Partners, some or all of the Net Cash From Operations and/or some or all of the Net Cash From Sales and Refinancing shall be made to less than all Partners (to the designated Partner or Partners), or to all Partners but in varying amounts, and in any case shall be in cash or in kind, or a combination thereof, as the General Partner shall specify.

5.5           Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement. The General Partner may allocate any such amounts among the Partners in any manner that is in accordance with applicable law.

5.6           Minimum Distribution For Tax Payments. The General Partner shall distribute each Partner, upon request from such Partner, for each fiscal year an amount of cash from its Capital Account equal to the amount of corporate tax due on the Profits of the Partnership, if any, allocated to the Partner for such year, at a time so as to enable such Partner to pay its respective federal income taxes with respect to such Profits. Such distribution shall on the applicable tax rates under the Code; and such amount shall be automatically as applicable tax rates are increased.

ARTICLE VI

MANAGEMENT AND OPERATION OF   BUSINESS

6.1 Management.

(a)           Except to the extent otherwise provided herein, the General Partner shall have the sole and exclusive right and authority to manage the business and affairs of the Partnership. In addition to the powers that may be possessed by a general partner of a limited Partnership under the Act or other applicable state laws, or that are granted to the General Partner under any other provisions of this Agreement, the General Partner shall have, subject to the other provisions of this Agreement, full power and authority to do all things and on such terms as it, in its sole and complete discretion, may deem necessary, appropriate, convenient or incidental to managing the affairs of the Partnership or to conducting the business of the Partnership including, without limitation, and for and by the Partnership: (i) acquire by purchase, lease, or otherwise any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership; (ii) operate, finance, maintain, hold, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real of personal property necessary. convenient, or incidental to the accomplishment of the of the purpose of the Partnership; (iii) execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with managing the affairs of the Partnership, including executing amendments to the Agreement and Certificate in accordance with the terms of the Agreement, pursuant to any power of attorney granted by the Limited Partner to the General Partner: (iv) the making of any expenditures, the borrowing of money and guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of obligations in connection with the business of the Partnership; (v) the use of the Property of the Partnership for any Partnership purpose and on any terms, including, without limitation, the financing of the conduct of the operations of the Partnership, of funds to other Persons (other than Partners) and the repayment of obligations of the Partnership; (vi) the negotiation, execution and performance of any contracts, conveyances or other instruments; (vii) care for and distribute funds to the Partners by way of cash, income, in kind distributions, return of capital, or otherwise, all in accordance with the provisions of this Agreement; (viii) the selection and dismissal of employees and outside attorneys, accountants. consultants and contractors and the determination of their compensation and other terms of employment or hiring; (ix) the maintenance of insurance for the benefit of the Partnership and the Partner; (x) the formation of or participation in any further limited or general partnerships, joint ventures or other relationships; (xi) institute, prosecute, defend, settle, compromise, and lawsuits or other judicial or administrative proceedings brought on or in behalf of, or the Partnership or the Partners in connection with activities arising out of, corrected incidental to this Agreement, and to engage counsel or others in connection therewith; (xii) the purchase, sale or other acquisition or disposition of Partnership interests; (xiii) the indemnification of any person against liabilities and contingencies to the extent permitted by law; (xiv)engage in any hind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, he lawfully carried on or performed by a Partnership under the laws of each state in the Partnership is then formed or qualified; (xv) take, or refrain from taking, all actions not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership.

In the event more than one person is a General Partner, the rights and powers of the General Partner hereunder shall be exercised by them in such manner as they shall agree. In the absence of an agreement among the General

Partners, no General Partner shall exercise any of such rights and powers without the unanimous consent of all General Partners.

(b)           Without the prior approval of all of the Limited Partners, the General Partner shall not have the authority to: (i) do any act in contravention of this Agreement: (ii) do any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided by this Agreement; (iii) confess a judgment against the Partnership: (iv) possess Property, or assign rights in specific Property, for other than a Partnership purpose; (v) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction; (vi) sell or exchange all or substantially all of the Property of the Partnership in a single transaction or a series of related transactions, except for a liquidating sale of Property after the dissolution of the Partnership, provided that this provision shall not preclude or limit the mortgage, pledge, hypothecation or grant of a security interest in ail or substantially all of the Partnership’s Property; (vii) merge the Partnership with or into other entity; (viii) make any assignment for the benefit of the Partnership’s creditors; (ix) provide for compensation or remuneration, whether direct or indirect, to any Partner for services Performed for the Partnership in excess of amounts specifically permitted hereunder; or (x) undertake any act or action by the Partnership that requires the consent of all Partners pursuant to the terms of this Agreement or the Act.

6.2           Compensation and Reimbursement of the General Partners.

(a)  Except as provided in this Section 6.2 or elsewhere in this Agreement, the General Partner shall not be compensated for its services as General Partner to the Partnership.

(b) The General Partner shall be reimbursed for all expenses, disbursements and advances incurred or made in connection with the organization of the Partnership and the qualification of the Partnership to do business in any state.

(c) The General Partner shall be reimbursed on a monthly basis, or on other basis as the General Partner may determine in its sole and complete discretion, for ct expenses it incurs or makes on behalf of the Partnership (including amounts paid to any person to perform services to the Partnership, other than those services described in Section 6.2(b) hereof).

6.3           Limitations on Liability of the Partners to the Limited Partners and Partnership. The General Partner shall not be required to devote all of its time or business efforts to the affairs of the Partnership, but shall devote so much of its time and attention to the Partnership as is necessary and advisable to successfully manage the affairs of the Partnership. The General Partner, its officers, directors, shareholders, agents and employees, shall not be liable to the Partnership or the Limited Partner, and shall be indemnified for any loss or damage resulting from, any act or omission performed or omitted in good faith, which shall not constitute fraud, gross negligence or willful misconduct, in pursuance of the authority granted to promote the interests of the Partnership. Moreover, the General Partner shall not be liable Partnership or the Limited Partner because any taxing authorities disallow or adjust any deduction or credits in the Partnership income tax returns. Subject to Article XIII hereof, the General Partner shall not be liable for the return of the Capital Contributions of the Limited or for any portion thereof, it being expressly understood that any return of capital shall be made solely from the Property of the Partnership; nor shall a General Partner be required to pay the Partnership or the Limited Partner any Capital Account deficits of any other Partner (other then its own or another General Partner’s deficit), upon dissolution or otherwise.

6.4           Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers, employees or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

6.5           Loans from the General Partner- Other Agreements.

(a) The General Partner may lend to the Partnership funds needed by Partnership for such periods of time as the General Partner may determine; provided, however,  that the General Partner may not charge the Partnership interest at a rate greater than (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner’s financial abilities or guaranties) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner for any cost incurred by it in connection with the borrowing of funds obtained by the General Partner and loaned to the Partnership.

(b)           The General Partner and its Affiliates may, pursuant to a written agreement or otherwise, render services to (other than those described in Section 6.2 (b) ) or receive services from the Partnership and furnish properties to or receive properties from the Partnership, provided that any such activities shall be on terms that are fair and reasonable to the Partnership, and provided further that the terms shall be deemed fair and reasonable if they are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties.

(c)           The Partnership may transfer Property to other Entities in which it is or hereby becomes a participant, upon such terms and subject to such conditions consistent with applicable law as the General Partner deems necessary or appropriate.

6.6           Title to Partnership Property. Title to Partnership Property, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity and no Partner, individually or collectively, shall have any ownership interest in such Partnership Property or any portion thereof. Title to any or all of the Partnership Property may be held in the name of the Partnership, the General Partner or one or more nominees, as the Partner may determine. The General Partner hereby declares and warrants that any Partnership Property for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the or provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.7           General Partner Net Worth. The General Partner covenants and agrees that so long as it is the general partner of the Partnership, it will use all reasonable efforts to maintain a net worth (exclusive of its interests in, or claims against, the Partnership) of an amount required by the Code and Regulations, provided that neither the General Partner nor any other Partner shall have any obligation to contribute assets to the Partnership after the date hereof. The General Partner covenants and agrees that it will use all reasonable efforts to establish and maintain the classification of the Partnership as a “partnership” for federal income tax purposes and not as an “association” taxable as a corporation.

ARTICLE VII

LIABILITY AND RIGHTS OF LIMITED PARTNERS

7.1           Limitation of Liability. The Limited Partners shall have no liability under Agreement, except as provided in this Agreement or in the Act.

7.2           Management of Business. Except for the right to vote on the matters set forth in this Agreement. the Limited Partner shall not have the right or power to take part in the operation, management or control of the Partnership’s business or affairs, transact any business in the Partnership’s name, or have the power to sign documents for or otherwise bind the Partnership.

7.3           Rights of Limited Partners Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, each Limited Partner, and each Limited Partner’s duly authorized representatives, shall have the right upon reasonable notice and at reasonable times, but only for a purpose reasonably related to such person’s interest as a Limited Partner  (a) to have true and full information regarding the status of the business, affairs and condition of the Partnership; (b) to inspect and copy, promptly after they become available,  the Partnership’s federal, state, and local income tax returns for each year; (c) to have true and full information regarding any Capital Contribution made by any General Partner and any Limited Partner;  (d) to have a copy of this Agreement and the Certificate and all Amendments thereto, together with executed copies of any powers of attorney pursuant to which Agreement or any such Certificate has been executed; and (e) to have any other information regarding the affairs of the Partnership as is just and reasonable.

ARTICLE VIII

TRANSFER OF LIMITED PARTNER INTERESTS

8.1           Restriction on Transfers. Except as otherwise permitted by this Agreement no Limited Partner shall Transfer all or any portion of its Interest.

8.2           Permitted Transfer. Subject to the conditions and restrictions set forth in Section 8.3 hereof, a Limited Partner may at any time Transfer all or any portion of its interest to: (a) any other Partner; (b) any Affiliate of the transferor; (c) the transferor’s trustee or personal representative to whom such Interests are transferred involuntarily by operation of law; or (d) any Purchaser in accordance with Section 8.4 here (any such Transfer being referred to this Agreement as a “Permitted Transfer”).

8.3           Conditions to Permitted Transfers.   A Transfer shall not be treated as a Permitted Transfer under Section 8.2 hereof unless and until the following conditions are satisfied:

(a)           Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article VIII. In any case not described in the preceding sentence, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b)           Except in the case of a Transfer involuntarily by operation of law, the transferor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be satisfactory to the Partnership, that the Transfer will not cause the Partnership to terminate for federal income tax purposes or to be classified other than a partnership for federal income tax purposes.

(c)           The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interests transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interests until it has received such information.

(d)           Except in the case of a Transfer involuntarily by operation of law, either: (i) such Interests shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws; or (ii) the transferor shall provide an opinion of counsel, which opinion of counsel shall be satisfactory to the Partnership, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

(e)           Except in the case of a Transfer involuntarily by operation of law, the transferor may not Transfer all or any part of its Partnership interest, or any rights therein, without the consent of the General Partner and Limited Partners owning more than 50% of the Partnership Interests of the Limited Partners.

8.4           Right of First Refusal. In addition to the other limitations and restrictions set forth in this Article VIII, except as permitted by Section 8.2 hereof, no Limited Partner shall transfer all or any portion of its Interest (the “Offered Interest”) unless such selling Limited Partner (the “Seller”) first offers to sell the Offered Interest pursuant to the terms of this Section 8.4.

(a)           Limitation on Transfers.  No Transfer may be made under this Section 8.4 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, hereinafter defined.

(b)              Offer Notice. Prior to making any Transfer that is subject to the of this Section 8.4, the Seller shall deliver to the Partnership and each other Partner written notice (the “Offer Notice”), which shall include a copy of the Purchase Offer and an offer (the “First Offer”) to sell the Offered Interests to the other Partners (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the First Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c)               Offer Period. The First Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 p.m., local time at the Partnership’s principal office, on the ninetieth day following the day of the Offer Notice.

(d)              Acceptance of First Offer. At the time during the first sixty days of the Offer Period, any Offeree who is a Partner may accept the First Offer as to that portion of the Offered Interest that corresponds to the ratio of Adjusted Capital Contributions to the total Adjusted Capital Contributions of all Offerees who are Partners, by giving written notice of such acceptance to the Seller and the General Partner. At any time after the sixtieth day of the Offer the General Partner may accept the First Offer as to any portion of the Offered Interest that has not been previously accepted by giving written notice of such acceptance to the Seller. In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the First Offer with respect to all of the Offered Interest, the First Offer shall be deemed to be accepted. If Offerees do not accept the First Offer as to all of the Offered Interest during the Offer Period, the First Offer shall be deemed to be rejected in its entirety.

(e)               Closing of Purchase Pursuant to First Offer. In the event that the First Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty days after the First Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the First Offer and this Article VIII.

(f)               Sale Pursuant to Purchase Offer If First Offer Rejected. If the First Offer is not accepted in the manner hereinabove provided, the Seller may sell the Offered Interest to the Purchaser at any time within sixty days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of Interests and are not expressly made inapplicable to sales occurring under this Section 8.4. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become a subject to all of the conditions and restrictions of this Section 8.4.

8.5           Prohibited Transfers. Any purported Transfer of Limited Partner Interests that is not a Permitted Transfer shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the General Partner, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor to transferee of such interest may have to the Partnership.

In the case of a Transfer or attempted Transfer of interest that is not a Permitted the parties engaging or attempting to engage in such Transfer shall be liable to indemnity and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or Transfer and efforts to enforce the indemnity granted hereby.

8.6           Rights of Unadmitted Assignees. A Person who acquires one or more Limited Partner Interests, but who is not admitted as a Substituted Limited Partner pursuant to Section 8.7 hereof, shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or the Agreement.

8.7           Admission of Substitute Limited Partners. Subject to the other provisions of this Article VIII, a transferee of Limited Partner Interests may be admitted to the Partnership as a “Substituted Limited Partner” only upon satisfaction of the conditions set forth below in this Section 8.7:

(a)           Each General Partner and a majority in interest of the Limited Partners consent to such admission;

(b)           The Limited Partner Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(c)           The transferee becomes a party to this Agreement as a Limited Partner and executes such documents and instruments as the General Partner may reasonably request (including, without limitation, a power-of-

attorney in favor of the General Partner as provided in Article XII hereof) as may be necessary or appropriate to confirm such transferee as a Limited Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof; and

(d)           The transferee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the transferee as a Limited Partner with respect to the Transferred Interests.

8.8           Representations: Legend.

(a)           Each Limited Partner hereby covenants and agrees with the Partnership for the benefit of the Partnership and all of its Partners, that: (i) it is not currently making a market in Interests and will not in the future make a market in Interests; (ii) it will not Transfer its Interests on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Section 7704(b) of the Code (and any Regulations, revenue rulings,  or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder); and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any of or all arrangements that the selling of partnership interests and that are commonly referred to as “matching as being a secondary market or substantial equivalent thereof, it will not Transfer any Interest through a matching service that is not approved in advance by the General Partner. Each Limited Partner further agrees that it will not Transfer any Interest to any Person unless such Person agrees to be bound by this Section 8.8(a) and to Transfer such Interests only to who agree to be similarly bound. The Partnership shall, from time to time, at the request of a Partner consider whether to approve a matching service and shall notify all Partners matching service that is so approved.

(b)           Each Limited Partner hereby represents and warrants to the Partnership and the General Partner that such Partner’s acquisition of Interests hereunder is made as principal for such Partner’s own account and not for resale or distribution of such Interests. Each Limited Partner further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Interests:

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH INTERESTS IS RESTRICTED. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED OR

TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQURED ANY SUCH INTERESTS BY THE ISSUER FOR ANY PURPOSES, UNLESS: (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH INTERESTS SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS; OR (2) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL TO THE PARTNERSHIP.

THE INTERESTS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP AND AGREED TO BY EACH LIMITED PARTNER. SAID RESTRICTION PROVIDES, AMONG OTHER THINGS, THAT NO INTEREST MAY BE TRANSFERRED WITHOUT FIRST OFFERING SUCH INTEREST TO THE OTHER LIMITED PARTNERS AND THE GENERAL PARTNER, AND THAT NO VENDEE, TRANSFEREE, ASSIGNEE, OR ENDORSEE SHALL HAVE THE RIGHT TO BECOME A SUBSTITUTED LIMITED PARTNER WITHOUT THE CONSENT OF THE GENERAL PARTNER AND A MAJORITY IN INTEREST OF THE LIMITED PARTNERS.

8.9           Distributions and Allocations in Respect to Transferred Interests.

(a)           If any Partnership Interest is sold, assigned, or transferred during any accounting period in compliance with the provisions of this Article VIII, Profits, Losses, each item thereof, and all other items attributable to the transferred Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

(b)           Solely for purposes of making such allocations and distributions section 8.9(a) hereof, the Partnership shall recognize such transfer not later than the end of the calendar month during which it is given Notice of such transfer, provided that if the Partnership does not receive a Notice stating the date such Interest was transferred and such other information as the General Partner may reasonably require within thirty days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the Interest. Neither the Partnership nor any General Partner shall incur any liability far making allocations and distributions in accordance with the provisions of Section 8.9 hereof, whether or not any General Partner or the Partnership has knowledge of any transfer of ownership of any Interest.

ARTICLE IX

GENERAL PARTNERS

9.1           Additional General Partners.   Except as provided in this Article IX and Section 13.1 hereof, no Person shall be admitted to the Partnership as a General Partner without the unanimous consent of the Partners.

9.2           Withdrawal of General Partner: Successor General Partner. No General Partner may resign or withdraw from the Partnership, dispose of its General Partner Interest in a manner other than a Transfer, or dissolve or otherwise cease to serve as a General Partner (collectively, a “Withdrawal”}, without providing ninety days prior written Notice of such Withdrawal to the remaining General Partners (if any) and the Limited Partners. Within such ninety day period after the Notice has been given, the remaining General Partners (if any), or, if none, the Limited Partners, may meet to appoint and admit a successor General Partner. Any appointment and admission, and the terms of such appointment and admission, of a successor General Partner shall be approved by all of the remaining General Partners (if any) and a majority in interest of the Limited Partners, and such approval shall also designate and identify the date upon which such appointment and admission shall be first effective. For this purpose, an express approval by a majority in interest of the Limited Partners to such appointment and admission shall be deemed to be an act of all of the Limited Partners.

9.3           Permitted Transfers.

(a)           A General Partner may Transfer all or any portion of its General Partner Interest in the Partnership as a General Partner: (i) at any time to any other General Partner: (ii) at any time to any Person who is such General Partner’s Affiliate; (iii) at any time involuntary by operation of law; or (iv) to any Person who is approved by all of the other Partners (if any) and a majority in interest of the Limited Partners, provided that no such Transfer shall be permitted unless and until: (A) all of the conditions set forth in Section 8.3 hereof are satisfied as if the Partnership Interest being Transferred were a Limited Partner Interest and (B) the transferor and transferee provide the Partnership with an opinion of counsel, which opinion and counsel shall be acceptable to the other General Partners (or, if none, to a majority in interest of the Limited Partners) to the effect that such Transfer will not cause the Partnership to terminate for federal income tax purposes, or to fail to meet any condition precedent, then in effect pursuant to an official pronouncement of the

Internal Revenue Service, to the issuance of a private letter ruling by the Internal Revenue Service confirming that the Partnership will be treated as a “partnership” for federal tax purposes, whether or not such a ruling is being or has been requested.

(b)           A transferee of a General Partnership Interest from a General Partner pursuant to Section 9.3(a) shall be admitted as a General Partner with respect to such Interest if, but only if: (i) at the time of such Transfer, such transferee is otherwise a General Partner; or (ii) the admission of such transferee as a General Partner is approved by all of the General Partners (if any) and a majority in interest of the Limited Partners.

(c)           A transferee who acquires a General Partnership Interest from a General Partner hereunder by means of a Transfer that is permitted under Section 9.3 (a), but who is not admitted as a General Partner pursuant to Section 9.3(b) hereof, shall have no authority to act for or bind the Partnership, to inspect the Partnership’s books, or otherwise to be treated as a General Partner, but such transferee shall be treated as a Person who acquired an Interest in the Partnership in a Permitted Transfer under Article VIII hereof.

9.4           Prohibited Transfers. Any purported Transfer of any Partnership Interest held by a General Partner that is not permitted by Section 9.3 above shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not so permitted (or if all of the remaining General Partners, if any, and a majority in interest of the Limited Partners, in their sole discretion, elect to recognize a Transfer that is not so permitted), the Interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

In the case of a Transfer or attempted Transfer of a Partnership interest that is not permitted by Section 9.3 above, the parties engaging or attempting to engage in such Transfer nall he liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.5           Termination of Status as General Partner.

(a)           A General Partner shall cease to be a General Partner upon the first of: (i) the Bankruptcy or dissolution of a General Partner; (ii) the involuntary Transfer operation of law of such General Partner’s Interest in the Partnership; (iii) the vote of all of the remaining General Partners, if any, and a majority in interest of the Limited Partners to remove such General Partner after such General Partner has attempted to make a Transfer of its Partnership Interest that is not permitted by Section 9.3 hereof, engaged in intentional misconduct or gross negligence in the discharge of its duties as General Partner, intentionally failed to meet its material obligations or covenants under the Act or this Agreement, conducted its own business or affairs or those of the Partnership in such a manner as would intentionally cause the termination of the Partnership for federal income tax purposes or would cause it to be treated as an “association” taxable as a corporation for federal income tax purposes, committed a material breach of this Agreement or applicable law, or committed any other act or suffered any other condition that would justify a decree of dissolution of the Partnership under the laws of the State of Texas or would cause the General Partner to cease being a general partner under the Act: or (iv) a Withdrawal, or a Permitted or non-Permitted Transfer pursuant to Section 9.2 through 9.4 hereof. In the event a Person ceases to be a General Partner without having Transferred its entire Interest as a General Partner, such Person shall be treated as an unadmitted transferee of a Partnership Interest as a result of an unpermitted Transfer (but recognized) of an Interest pursuant to Section 9.4 hereof.

(b)           If a General Partner ceases to be a Partner for any reason hereunder such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership that have accrued or that exist at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership of any Person who ceases to be a General Partner shall be collectible by any legal means, and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

(c)           It is the intention of the Partners that the Partnership not dissolve is a result of the cessation of any General Partner’s status as a General Partner; provided, however, that if a dissolution nevertheless occurs under the Act, the Partnership’s property, business and affairs shall continue to be held and conducted in a new limited partnership under this Agreement, with any remaining General Partners as general partners, the Limited Partners as limited partners, and any unadmitted assignees of Interests as “Interest Holders”. Notwithstanding any provision of the Act to the contrary, each Partner and Interest Holder (including any successor to the Partnership Interest of a General Partner) hereby: (i) waives any right that such Person may have as a result of any such unintended dissolution to demand or receive an accounting of the Partnership or any distribution in satisfaction of such Person’s Interest in the Partnership or any security for the return or distribution thereof; and (ii) agrees to indemnify and hold the Partnership and each other Partner and Interest Holder wholly and completely harmless from all costs or damage (including, without limitation, legal fees and expenses of enforcing this indemnity) that any such indemnified Person may incur as a result of any action inconsistent with part (i) of this sentence.

(d)           Notwithstanding any provision to the contrary herein, if a Person ceases to be a General Partner, the remaining General Partner shall refile the Certificate as if the Partnership had dissolved as a result of such cessation and a new limited partnership were formed to this Agreement to hold the Property and continue the business and affairs of the Partnership.

(e)           If, at the time a Person ceases to be a General Partner, such Person is also a Limited Partner or an Interest Holder with respect to interests other than its Interest as General Partner, such cessation shall not affect such Person’s rights and obligations with respect to such Limited Partner Interests.

9.6           Election of New General Partner. Provided the Partnership has one or more General Partners, any Partner may nominate one or more Persons for election as additional General Partners. The election of an additional General Partner shall require unanimous vote or the Partners.

ARTICLE X

BOOKS, RECORDS, ACCOUNTING AND REPORTS

10.1         Records and Accounting. The General Partner shall keep or cause to be kept complete and accurate books and records with respect to the Partnership’s business and affairs, which books and records shall at all times be kept at the principal office of the Partnership. Any records maintained by the Partnership in the regular course of its business and affairs, including the name and address of the Limited Partners, books of account and records of Partnership proceedings, may be kept on or be in the form of punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on the accrual basis in accordance with generally accepted accounting principles. The Partnership may keep its books for federal, state and local tax purposes on the accounting method (e.g., cash, accrual) selected by the General Partner.

10. 2        Fiscal Year. The fiscal year of the Partnership shall end as of the close of business on the close of business on December 31 of each calendar year.

10.3         Reports. As soon as reasonably practicable after the end of each fiscal year of the Partnership, and in any event within seventy-five days of each such fiscal year end, and at such other times as the General Partner may deem appropriate, the General Partner shall cause to be prepared and delivered to each Partner financial statements disclosing fully, as of the end of and for such fiscal year or other period, the results of operations for such period and the financial condition of the Partnership as of the end of such period.

10.4         Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns relating to Partnership income, gains, losses, deductions and credits, as necessary for federal, state and local income tax purposes. The Partner shall use its best efforts to furnish to the Limited Partners following the close of the taxable year the tax information reasonably required for federal, state and local income tax reporting purposes. The classification, realization and recognition of income, gains, losses. credits and other items shall be on the method of accounting chosen by the General Partner for federal income tax purposes.

10.5         Tax Elections. The General Partner shall have the authority to make any election or other determination on behalf of the Partnership provided for under the Code or any provision of state or local tax law, including, without limitation: (a) to adjust the basis of property of the Partnership pursuant to Sections 754, 734(b), and 743(b) of the Code, or comparable provisions of state or local law, in connection with transfers of Partnership Interests and Partnership distributions; (b) to extend the statute of limitations for the assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership’s federal, state, or local tax returns: (c) to represent the Partnership and its Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and its Partners in their capacities as Partners; (d) to execute any agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership and its Partners; and (e) any actions on behalf of the Partnership and its Partners as may be necessary or appropriate to satisfy applicable conditions so as to enable the Partnership to file “group” or “composite” state income tax returns on behalf of nonresident Partners in states where the Partnership conducts business to the extent applicable state law permits or requires the filing of such returns, and the General Partner determines that the interests of the Partners as a whole would thereby be served; provided, however, that the amount of any Partner’s share of tax paid with such return shall be treated as a distribution of such amount to such Partner hereunder.

10.6         Tax Matters Partner. The initial General Partner is designated the “Tax Matters Partner” (within the meaning of Section 6231(a)(7) of the Code) of the Partnership and shall have all the powers and duties assigned to a

Tax Matters Partner under the Code and in any similar capacity under state or local law.

ARTICLE XI

AMENDMENT OF PARTNERSHIP AGREEMENT

11.1         Amendments to Be Adopted Solely by the General Partner. The General Partner (pursuant to its power of attorney granted pursuant to Article XII without the approval at the time of the Limited Partner may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)           a change in the name of the Partnership or its registered agent, the location of the principal place of business or the registered office of the Partnership;

(b)           the admission, substitution or withdrawal of Partners in accordance with this Agreement;

(c)           a change that is necessary or advisable in the sole judgment of the General Partner to qualify the Partnership as a “limited partnership” under the laws of any state or to ensure that the Partnership will not he treated as a “corporation” or as an “association” taxable as a corporation for federal income tax purposes;

(d)           a change that in the sole judgment of the General Partner: (i) does not adversely affect the Limited Partner in any material respect; or (ii) is required toeffect the intent of the provisions of this Agreement, or is otherwise contemplated by this Agreement: or

(e)           any other amendments similar to the foregoing.

11.2 Amendment Procedures. Except as provided in Section 11.1, all amendments to this Agreement shall be effective upon approval by the affirmative vote of a majority in interest of the Partners.

ARTICLE XII

POWER OF ATTORNEY

12.1            Appointment of General Partners. Each Limited Partner does irrevocably constitute and appoint the General Partner and each successor General Partner, with full power of substitution and resubstitution as its true and lawful attorney-in-fact, and in its name, place and stead, and for its use and benefit, to execute, acknowledge, swear to, deliver, record and file: (a) this

Agreement and any amendment to this Agreement; (b) the Certificate and all amendments and restatements required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments deemed necessary or advisable by the General Partner to carry out the provisions of this Agreement or to register, qualify or continue the Partnership as a limited partnership or partnership wherein the Limited Partners have limited liability in the state where the Partnership may be, or may be intending to be, doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement; (e) all conveyances and other instruments deemed necessary or advisable by the General Partner to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; (f) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership; and (g) all other instruments or documents that may be required or permitted by law to be filed on behalf of the Partnership.

12.2      Duration of Power. The power of attorney granted pursuant to Section 12.1: (a) is coupled with an interest and shall be irrevocable; (b) shall be exercised by any attorney-in-fact by listing the Limited Partner executing any agreement, certificate, instrument, document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partner: and (c) shall survive the Bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its Interest in the Partnership, except that where the assignment is of such Limited Partner’s entire Interest in the Partnership and the assignee, with the consent of the Partners pursuant to Section 8.7 hereof, is admitted as a Substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution, by signing as attorney-in-fact for the Limited Partner. In the event of any conflict between this Agreement and any document, instrument, conveyance or certificate executed or filed by the General Partner pursuant to such power of attorney, this Agreement shall control.

12.3      Further Assurances. Each Limited Partner shall execute and deliver to the General Partner, within fifteen days after receipt of the General Partner’s request therefor, such further designation, powers of attorney and other instruments as the General Partner deems necessary or appropriate to carry out the provisions of this Agreement.

ARTICLE XIII

DISSOLUTION AND WINDING UP

13.1            Liquidating Events. The Partnership shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

(a)           August 31, 2044;

(b)           The sale of all or substantially all of the Property;

(c)           The vote by a majority in interest of the Partners to dissolve, wind up, and liquidate the Partnership;

(d)           The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

(e)           Any event that causes there to be no General Partner.

The Partners hereby agree that, notwithstanding any provision of the Act or the Uniform Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Furthermore. if an event specified in Section 13.1(e) hereof occurs, the Limited Partners may, within ninety days of the date such event occurs, by an affirmative vote of a majority in interest of the Limited Partners, elect a successor General Partner and continue the Partnership business, in which case the Partnership shall not dissolve. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved: (i) prior to the occurrence of a Liquidating Event: or (ii) upon the occurrence of an event specified in Section 13.1(e) hereof, following which the Limited Partners elect a successor General Partner pursuant to the previous sentence, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

13.2            Winding Up.

(a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.

(b) The General Partner (or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partner(s)) shall be the “Liquidating Trustee” and shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of their Partnership’s liabilities and Property. The Liquidating Trustee shall cause to be prepared a statement setting forth the Property and of the Partnership as of the date of the Liquidating Event, and such statement shall be furnished to all of the Partners. The Liquidating Trustee shall liquidate the Property of the Partnership as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice and to obtain fair market value.

(c)  Notwithstanding the foregoing, the Liquidating Trustee may determine not to sell all or any portion of the Property of the Partnership, in which event such Property shall be distributed in kind pursuant to Section 13.3.

(d)  All proceeds from liquidation and all other Property of the Partnership shall be distributed in the following order of priority:

(i)  to the payment of the debts and liabilities of the Partnership to creditors (other than Partners or their respective Affiliates), and expenses of liquidation;

(ii) to the payment of the debts and liabilities of the Partnership to Partners and their respective Affiliates; and

(iii) the balance to the Partners in proportion to their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

13.3            Distribution in Kind. If the Liquidating Trustee shall determine that a portion of the Partnership’s Property should be distributed in kind to the Partners, such Person shall obtain an independent appraisal of the fair market value of each such Property as of a date reasonable close to the date of distribution. Distribution of any such Property in kind to a Partner shall be considered a sale of such Property followed by a distribution of an amount equal to the Property’s appraised fair market value for purposes of Section 13.2.

13.4            Cancellation of Certificate. On the completion of the distribution of Partnership Property as provided in Sections 13.2 and 13.3, the Partnership shall be terminated, and the Liquidating Trustee shall cause the cancellation of the Partnership’s Certificate of Limited Partnership and shall take such other actions as may be appropriate to terminate the Partnership.

13.5            Compensation of the Liquidating Trustee.

(a)  The Liquidating Trustee, if other than a General Partner, shall be entitled to receive such compensation for its services as Liquidating Trustee as may be approved by a majority in interest of the Limited Partners. The Liquidating Trustee shall agree not to resign at any time without 60 days prior written notice and, if other than a General Partner, may be removed at any time, with or without cause, by written notice of removal approved by a majority in interest of the Limited Partners.

(b)  Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall be approved within 90 days thereafter by a majority in interest of the Limited Partners. The right to appoint a successor or substitute Liquidating Trustee in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidating Trustee are authorized to continue under the provisions hereof, and every reference herein to the Liquidating Trustee will be deemed to refer also any such successor or substitute Liquidating Trustee appointed in the manner herein provided.

(c)  Except as expressly provided in this Article XIII, the Liquidating Trustee appointed in the manner provided herein shall have and may exercise, without further authorization or approval of any of the Partners, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual or otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidating Trustee to carry out the duties and functions of the Liquidating Trustee hereunder (including the establishment of reserves for liabilities that are contingent or uncertain in amount) for and during such period of time as shall be reasonably in the good faith judgment of the Liquidating Trustee to complete the winding up and liquidation of the Partnership as provided for herein.

(d)  In the event that no Person is selected to be the Liquidating Trustee within the time period set forth above, any Partner may make application to an appropriate Court of the State of Texas to wind up the affairs of the Partnership and, if deemed appropriate, to a Liquidating Trustee.

13.6            Compliance With Timing Requirements of Regulations.

(a)  In the event the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations: (i) distributions shall be made pursuant to this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations; and (ii) if any General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions,  and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations. If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

(b) In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XIII may be:

(i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership Property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The Property and other assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

(ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) or to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

13.7         Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XIII, in the event the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

13.8         Rights of and Among Limited Partners.  Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the Property of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive Property other than cash from the Partnership. No Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

13.9         Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

ARTICLE XIV

MISCELLANEOUS

14.1         Notices. Any notice, demand, request, consent communication or report  (collectively a “Notice”) required or permitted to be given or made to a Person under this Agreement shall be effective only if in writing and (a) delivered in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied, with receipt confirmed, addressed as follows: (i) in the case of the Limited Partners, at the address as shown on the books and records of the Partnership; and (ii) in the case of the General Partner, 2280 N. Greenville Avenue, Richardson, Texas 75082-4412. or as otherwise shown on the books and records of the Partnership.

A Notice shall be deemed to have been given as of the date when (i) personally delivered; (ii) three days after its deposit with the United States mail properly addressed; (iii) the next day when delivered to said overnight delivery service, properly addressed and prior to such delivery service’s cut-off time for next day delivery; or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

14.2         Remedies. Except as provided elsewhere herein, each Partner hereby recognize that a default by it with respect to its obligations under this Agreement will cause irreparable harm, injury and damage to the Partnership and the other Partner. Therefore, each Partner hereby agrees that in the event of a default by any Partner of one or more of its obligation hereunder, the Partnership or any other Partner may, if it so elects, seek specific performance of such obligation or obligations by the defaulting Partner, and the defaulting Partnerr agrees not to oppose any attempt to obtain specific performance on the ground that there exists adequate legal remedy (in damages or otherwise) for such default. The remedies referred to in this Section 14.2 shall be non-exclusive, cumulative of and additional to all other remedies of the parties hereto.

14.3         No Breach or Default. The execution, delivery and performance by such Partner of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of or constitute a default under: (a) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Partner or any of its Affiliates is a party or by which it or any of its Affiliates or it or their property is bound; (b) any law, rule or regulation; or (c) any order, writ, judgment or decree applicable to it.

14.1 No Governmental Consents. No consent, license, approval or authorization of any governmental body, authority, bureau or agency is required on the part of such Partner or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

14.5         Accuracy of Information. Each Partner shall furnish to the Partnership all information regarding such Partner or its Affiliates required for inclusion in any documents to be prepared or filed in connection with the business and affairs of the Partnership, and all such information shall be true and correct in all material respects and shall not omit to state any material fact necessary to be stated therein in order that such information not be misleading.

14.6         Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

14.7         Waiver of Default. No consent or waiver, express or implied, by the Partnership or a Partner with respect to any breach or default by another Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Partner of the same provision or any other provision of this Agreement. Failure on the part of the Partnership or a Partner to complain of any act or failure to act of another Partner or to declare such other Partner in default, irrespective of how long such failure continues, shall not be deemed or constitute a waiver by the Partnership or the Partners of any rights hereunder.

14.8         Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

14.9         Meetings. Meetings of the Partners may be called by the General Partner, or by one of more Limited Partners whose Interests total at least one-third of the Interests of the Partnership, upon three days Notice to the other Partners. The Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be participating in the control of the business and affairs of the Partnership so as to negate the limited liability of the Limited Partners.

14.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the formation, operation and continuation of the Partnership and the rights and duties of its Partners, and supersedes any prior agreement or understanding among the parties with respect to the subject matter hereof.

14.11 Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be changed, altered or amended, nor may any rights hereunder be waived, by an instrument in writing signed by the party sought to be charged with such amendment or waiver.

14.12 Governing Law. This Agreement and the rights and obligations of the hereunder shall be subject to, governed by, and construed in accordance with and governed by the Act and the laws of the State of Texas, without giving effect to the provisions, polices or principles thereof relating to choice or conflict of laws.

14.13 Binding Effect. Except as provided otherwise herein, every covenant, term and provision of this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective donees, personal representatives, successors, transferees and assigns.

14.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

14.15 Separability. The provisions of this Agreement are severable, and if any provision shall be held illegal, invalid or unenforceable, the parties affected thereby shall substitute for the affected provision an enforceable provision that approximates the intent and economic benefit of the affected provision as closely as possible, but all other provisions shall continue in full force and effect.

14.16 Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The masculine gender shall include the feminine and neuter genders, and the neuter gender shall include the masculine and feminine genders.

14.17 Waiver of Partition. Each Partner hereby irrevocably waives, during the term of the Partnership, any right that it may have to maintain any action for partition with to any Partnership Property.

14.18 Further Action. Each Partner, upon request of any General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

IN WITNESS WHFREOF, the undersigned have executed this Agreement of Limited Partnership of the date first written above.

GENERAL PARTNER:
FOSSIL., INC.
By:	/s/ Tom Kartsotis
Tom Kartsotis. Chief Executive Officer

LIMITED PARTNER:
FOSSIL TRUST
By:	/s/ Alan D. Moore
Alan D. Moore. Trustee

STATE OF TEXAS

COUNTY OF DALLAS

I, Suzi A. Rowley, notary public, do hereby certify that on this 3rd day of August, 1994 personally appeared before me Tom Kartsotis who, being by me first duly sworn, declared that he is the Chief Executive Officer of Fossil, Inc., a Delaware corporation, that he signed the foregoing document as the Chief Executive Officer of the corporation, and that the statements contained therein are true.

/s/ Suzy A. Rowley
Notary Public

(NOTARIAL SEAL)
My Commission Expires:
6-19-97

STATE OF TEXAS

COUNTY OF DALLAS

I, Suzi A. Rowley, notary public, do hereby certify that on this 3rd day of August, 1994 personally appeared before me Alan D. Moore who, being by me first duly sworn, declared that he is the Trustee of Fossil Trust, a Delaware Business Trust, that he signed the foregoing document as the Trustee of the Trust, and that the statements contained therein are true.

/s/ Suzy A. Rowley
Notary Public

(NOTARIAL SEAL)
My Commission Expires:
6-19-97